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Exhibit 99.1

ITEM 2: Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the historical consolidated financial statements and related notes thereto. Some of the statements contained in this discussion constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect the Company's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company's actual results to differ significantly from those expressed in any forward-looking statement. You should not rely on forward- looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include financial performance and operations of the Company's shopping centers, including the Company's tenants, real estate conditions, current and future bankruptcies of the Company's tenants, execution of shopping center redevelopment programs, the Company's ability to finance the Company's operations, successful completion of renovations, completion of pending acquisitions, the availability of additional acquisitions, execution of joint venture opportunities, changes in economic, business, competitive market and regulatory conditions, acts of terrorism or war and other risks detailed from time to time in filings with the Securities and Exchange Commission. The forward-looking statements contained herein represent the Company's judgment as of the date of this report, and the Company cautions readers not to place undue reliance on such statements.

Overview

We are a fully integrated, self-administered and self-managed real estate investment trust, or "REIT." We are one of the nation's largest owners of neighborhood and community shopping centers. As of June 30, 2004, we had a shopping center portfolio consisting of 163 shopping centers, located in 29 states and totaling approximately 32.8 million square feet of GLA, of which approximately 27.6 million square feet was Company-owned GLA. Our shopping center portfolio was approximately 91.8% leased as of June 30, 2004.

Our operating strategy is to own and manage a quality portfolio of community and neighborhood shopping centers that will provide stable cash flow and investment returns. Our focus is to own grocer- anchored centers with a diverse and multi-anchored tenant base in attractive geographic locations with strong demographics. We derive substantially all of our revenues from rentals and recoveries received from tenants under existing leases on each of our properties. Our operating results therefore depend primarily on the ability of our tenants to make required rental payments.

Generally, we do not expect that our net operating income will deviate significantly in the short-term. This is because our leases with our tenants provide us a stable cash flow over the long-term. In addition, other than in circumstances such as higher than anticipated snow removal costs, utility expenses or real estate taxes, our operating expenses generally remain predictable.

However, as an owner of community and neighborhood shopping centers, our performance is linked to economic conditions in the retail industry in those markets in which our centers are located. During the past few years, there was an economic downturn in the retail industry and in the U.S. economy generally. In addition, the retail sector continues to change dramatically as a result of continued industry consolidation due to the continuing strength of Wal-Mart and large retail bankruptcies resulting in an excess amount of available retail space and greater competition. We believe that the nature of the properties that we primarily own and invest in—grocer-anchored neighborhood and community shopping centers—provides a more stable revenue flow in uncertain economic times, as they are more resistant to economic down cycles. This stability is due to the fact that consumers still need to purchase food and other goods found at grocers, even in difficult economic times.

In the face of these challenging market conditions, we follow a dual growth strategy. First, we continue to focus on increasing our internal growth by leveraging our existing tenant relationships to improve the performance of our existing shopping center portfolio. We believe that there are meaningful opportunities to increase our cash flow from our existing properties because of their desirable locations. For instance, during 2002, 2003, and the first quarter of 2004, we were adversely affected by large retail bankruptcies that created vacant space within our portfolio and by the increasingly competitive leasing environment resulting from the economic downturn. However, as a result of our efforts to re-let space, including space recovered from bankrupt tenants, we experienced an increase of approximately 1% in our same store net operating income during the second quarter of 2004. We anticipate modest increases in same store net operating income during the second half of 2004 and into 2005.

During the first half of 2004, in order to re-let vacant space within our portfolio, we incurred higher non-recurring capital expenditures than in prior periods as we re-positioned several of our centers for future growth. In addition, we anticipate incurring additional non-recurring capital expenditures during the remainder of 2004 as we seek further opportunities to reposition vacant space.

Secondly, we focus on achieving external growth by the expansion of our portfolio and we will continue to pursue targeted acquisitions of primarily grocer-anchored neighborhood and community shopping centers in attractive markets with strong economic and demographic characteristics. We will pursue acquisitions in our existing markets as well as in new markets where a portfolio of properties might be available to enable us to establish a platform for further growth. In recent years, the market for acquisitions has been particularly competitive with a greater number of potential buyers pursuing fewer properties. The low interest rate environment and reduced costs of funds have further served to dramatically increase prices paid for shopping center properties. As a result, during 2004, the Company's effort to expand its portfolio through acquisition has been adversely affected. We expect that as long as the interest rate environment continues to be favorable to buyers, this competitive acquisition environment will continue.

As a means of increasing our access to potential acquisitions and alternative sources of capital to fund future acquisitions, we are pursuing joint venture arrangements with third party developers and institutional investors. We completed our first joint venture arrangement with a third party developer during the second quarter of 2004. However, with respect to joint venture arrangements with third party developers, in most cases, the Company does not anticipate that it will recognize the full economic benefit of such arrangements for 2-3 years.

In the near future, to take advantage of favorable market conditions, we intend to dispose of properties that are not a strategic fit within our overall portfolio. The disposition of shopping center properties may lead to short-term decreases in net operating income. However, we intend to offset any such decreases by re-investing the proceeds of such sales to grow our existing portfolio, whether through acquisition or joint venture. We may also use these sale proceeds to reduce our outstanding indebtedness, improving the quality of our balance sheet.

During 2004, as reflected below, our general and administrative expenses have been higher than anticipated as a result of various business initiatives aimed at future growth, the increased costs associated with being a public company, particularly accounting and other costs incurred in connection with the Company's review of its internal controls to ensure compliance with Section 404 of the Sarbanes-Oxley Act, and unanticipated severance costs. We expect these increased non-severance general and administrative costs to continue during the balance of 2004.

We currently expect to incur additional debt in connection with future acquisitions of real estate. As of June 30, 2004, we had $1.2 billion of indebtedness, of which, approximately $590.8 million was unsecured indebtedness. Although we expect to assume additional secured debt in connection with the acquisition of real estate, in the future, we intend to finance our operations and growth primarily through borrowings under our line of credit facility, unsecured private or public debt offerings or by additional equity offerings. We may also pursue joint venture arrangements aimed at providing alternative sources of capital.

Critical Accounting Policies

We have identified the following critical accounting policies that affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. The preparation of our consolidated financial statements in conformity with GAAP requires us to make judgments and estimates that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.

On an ongoing basis, we evaluate our estimates, including those related to revenue recognition and the allowance for doubtful accounts receivable, real estate investments and asset impairment, and derivatives used to hedge interest-rate and credit rate risks. We state these accounting policies in the notes to our consolidated financial statements and at relevant sections in this discussion and analysis. Our estimates are based on information that is currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could differ from those estimates and those estimates could be different under varying assumptions or conditions.

Revenue Recognition

Rental income with scheduled rent increases is recognized using the straight-line method over the term of the leases. The aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions is included in accounts receivable. Leases for both retail and office space generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. In addition, certain of our operating leases for retail space contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. We defer recognition of contingent rental income until the Company is certain those specified targets are met.

We must make estimates of the uncollectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements and other revenue or income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant credit worthiness, current economic trends and changes in our tenant payment terms when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net revenue and income, because a higher bad debt allowance would result in lower net revenue and income.

Real Estate Investments

At our formation in July 1999, contributed real estate investments were recorded at the carry-over basis of our predecessor, which was fair market value of the assets in conformity with GAAP applicable to pension funds. Subsequent acquisitions of real estate investments, including those acquired in connection with our acquisition of Bradley Real Estate, Inc. in September 2000 and other acquisitions since our formation, are recorded at cost. Expenditures that substantially extend the useful life of a real estate investment are capitalized. Expenditures for maintenance, repairs and betterments that do not materially extend the useful life of a real estate investment are charged to operations as incurred.

The provision for depreciation and amortization has been calculated using the straight-line method over the following estimated useful lives:

Land improvements	15 years
Buildings and improvements	20–39 years
Tenant improvements	Shorter of useful life or term of related lease

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to our properties. These assessments have a direct impact on our net income because if we were to shorten the expected useful life of our properties or improvements, we would depreciate them over fewer years, resulting in more depreciation expense and lower net income on an annual basis during these periods.

We apply Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to recognize and measure impairment of long-lived assets. We review each real estate investment for impairment whenever events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the real estate investment's use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair market value. No such impairment losses have been recognized to date.

Real estate investments held for sale are carried at the lower of carrying amount or fair value, less cost to sell. In addition, the operations of the real estate investments are reflected as discontinued operations on a restated basis. Depreciation and amortization are suspended during the period held for sale.

We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties. These assessments have a direct impact on our net income, because taking an impairment loss results in an immediate negative adjustment to net income.

We apply Statement of Financial Accounting Standards No. 141, Business Combinations, to property acquisitions. Accordingly, the fair value of the real estate acquired is allocated to the acquired tangible assets, identified intangible assets and liabilities. Identified intangibles consist of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, if any, and are based in each case on their fair values.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated based on management's determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships, if any, based on management's evaluation of the specific characteristics of each tenant's lease. However, to date, the value of tenant relationships has not been separated from in-place lease value because such value and its consequence to amortization expense is estimated to be immaterial for acquisitions completed as of June 30, 2004. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the average remaining non-cancelable periods of the respective leases. If leases were to be terminated or otherwise modified prior to their stated expiration, all, or a portion of, unamortized amounts relating to the leases would be written off.

Investment in Joint Venture

Except for ownership interests in a variable interest entity, we account for our investments in joint ventures under the equity method of accounting as we exercise significant influence, but do not control these entities. These investments are recorded initially at cost, as Investments in Joint Ventures, and subsequently adjusted for equity in earnings and cash contributions and distributions. Under the equity method of accounting, our net equity is reflected on the consolidated balance sheets, and our share of net income or loss, if any, from the joint ventures is included on the consolidated statements of operations. The joint venture agreements may designate different percentage allocations among investors for profits and losses, however, our recognition of joint venture income or loss generally follows the joint venture's distribution priorities, which may change upon the achievement of certain investment return thresholds.

Hedging Activities

From time to time, we use derivative financial instruments to limit our exposure to changes in interest rates. The Company's objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company primarily uses interest rate swaps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges typically involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. We require that hedging derivative instruments are effective in reducing the interest rate risk exposure that they are designed to hedge. We do not use derivatives for trading or speculative purposes and only enter contracts with major financial institutions based on their credit rating and other factors.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings.

On March 8, 2004, we entered into forward-starting swaps for a notional amount of $192.4 million as a means to mitigate the risk of changes in forecasted interest payments on an anticipated issuance of long-term debt. The swaps were designated as cash flow hedges as we hedged its exposure to the variability in future cash flows for the anticipated transactions (i.e. future interest payments).

Upon pricing of our unsecured debt offering, on March 29, 2004, those derivatives were terminated. The cash received from the counterparties of $1,185,000 for these swaps (designated as cash flow hedges) is included as Other Comprehensive Income in the accompanying consolidated balance sheet. No hedge ineffectiveness was recognized on these swaps. Amounts reported in Other Comprehensive Income related to these swaps will be reclassified to interest expense as scheduled interest payments are made on the our notes issued in the Company's debt offering. For the 12-month period from July 1, 2004 to June 30, 2005, we estimate that $118,500 will be reclassified ratably into earnings as a reduction of interest expense.

Results of Operations

The following discussion is based on our consolidated financial statements for the three and six-month periods ended June 30, 2004 and 2003.

The comparison of operating results for the three and six-month periods ended June 30, 2004 and 2003 show changes in revenue and expenses resulting from net operating income for properties that we owned for each period compared (we refer to this comparison as our "Same Property Portfolio" for the applicable period) and the changes for income before net gains attributable to our Total Portfolio. Unless otherwise indicated, increases in revenue and expenses attributable to the Total Portfolio are due to the acquisition of properties during the periods being compared. In addition, amounts classified as discontinued operations in the accompanying consolidated financial statements are excluded from the Total Portfolio information.

Comparison of the six-month period ended June 30, 2004 to the six-month period ended June 30, 2003.

The table below shows selected operating information for our total portfolio and the 153 properties acquired prior to January 1, 2003 that remained in the total portfolio through June 30, 2004, which constitute the Same Property Portfolio for the six-month period ended June 30, 2004 and 2003, (in thousands):

	Same Property Portfolio				Total Portfolio
	2004	2003	Increase/ (Decrease)	% Change	2004	2003	Increase/ (Decrease)	% Change
Revenue:
Rentals	$108,566	$107,055	$1,511	1.4%	$120,729	$110,558	10,171	9.2%
Percentage rent	2,522	2,785	(263)	(9.4)%	2,629	2,894	(265)	(9.2)%
Recoveries	32,536	31,862	674	2.1%	36,348	32,575	3,773	11.6%
Other property	740	790	(50)	(6.3)%	759	791	(32)	(4.0)%

Total revenue	144,364	142,492	1,872	1.3%	160,465	146,818	13,647	9.3%
Expenses:
Property operating expenses	20,815	21,030	(215)	(1.0)%	23,168	21,469	1,699	7.9%
Real estate taxes	21,723	20,148	1,575	7.8%	24,383	20,673	3,710	17.9%

Net operating income	$101,826	$101,314	$512	0.5%	112,914	104,676	8,238	7.9%

Add:
Interest and other income					271	425	(154)	(36.2)%
Deduct:
Depreciation and amortization					43,337	38,224	5,113	13.4%
Interest					37,030	34,042	2,988	8.8%
General and administrative					10,947	11,313	(366)	(3.2)%

Income before net gains					$21,871	$21,522	$349	1.6%

The increase in rental revenue, including termination fees, for our Same Property Portfolio is primarily the result of a decrease in the provision for allowance for doubtful accounts of $0.9 million and an increase in minimum rent of $0.6 million. A lower provision was required for the six-month period ended June 30, 2004 as compared with the six-month period ended June 30, 2003 as a result of a decrease in large tenant bankruptcies and recoveries of amounts previously reserved. Minimum rent increased as a result of new leases and renewals of existing tenants at higher rental rates. Although our weighted average occupancy on a same property basis decreased from 92.7% for the six-month period ended June 30, 2003 to 91.6% for the six-month period ended June 30, 2004, the new leasing activity offset any loss of income related to new vacancies and bankruptcies.

Percentage rent revenue decreased for our Same Property Portfolio primarily due to lower sales volume for leases with significant percentage rent provisions and the certainty of realization that certain tenant sales thresholds have been met.

Recoveries revenue increased for our Same Property Portfolio primarily due to an overall increase in real estate tax recovery income of $1.6 million and a decrease in property operating expense recovery income of $1.2 million. Real estate recovery income increased primarily as a result of an increase in real estate tax expense. Property operating expense recovery income decreased primarily as a result of a decrease in property operating expenses and lower recovery rates due to declines in occupancy.

Property operating expenses decreased primarily as a result of a $0.3 million decrease in snow removal expense, a $0.2 million decrease in insurance expense, and a $0.2 million decrease in cleaning expense, partially offset by a $0.2 million increase in maintenance and supervision.

Real estate tax expense increased primarily as a result of increase valuations assessed for certain properties located in the Mid-West.

The decrease in interest and other income in the Total Portfolio is primarily due to interest income received in 2003 from amounts held in escrow.

Interest expense increased primarily as a result of an increase in indebtedness resulting from property acquisitions during the second half of 2003 and first half 2004 and the issuance of fixed rate unsecured indebtedness to replace variable rate indebtedness.

General and administrative expenses decreased primarily as a result of $1.3 million less severance costs primarily associated with the departure of a former senior officer in 2003. Excluding severance costs, our general and administrative expenses, consisting primarily of salaries, bonuses, employee benefits, insurance and other corporate-level expenses increased by $0.9 million in the first half of 2004. This increase resulted from higher salary and bonus expense due to a larger workforce, including the retention of two additional senior officers responsible for joint venture initiatives and as corporate counsel. In addition, office expenses increased due to the Company's relocation of its corporate office and we incurred higher expenses associated with compliance with the Sarbanes-Oxley Act.

Comparison of the three-month period ended June 30, 2004 to the three-month period ended June 30, 2003.

The table below shows selected operating information for our total portfolio and the 154 properties acquired prior to April 1, 2003 that remained in the total portfolio through June 30, 2004, which constitute the Same Property Portfolio for the three-month period ended June 30, 2004 and 2003, (in thousands):

	Same Property Portfolio				Total Portfolio
	2004	2003	Increase/ (Decrease)	% Change	2004	2003	Increase/ (Decrease)	% Change
Revenue:
Rentals	$55,007	$54,213	$794	1.5%	$60,672	$55,463	$5,209	9.4%
Percentage rent	937	930	7	0.8%	940	930	10	1.1%
Recoveries	15,682	15,040	642	4.3%	17,626	15,336	2,290	14.9%
Other property	222	265	(43)	(16.2)%	231	266	(35)	(13.2)%

Total revenue	71,848	70,448	1,400	2.0%	79,469	71,995	7,474	10.4%
Expenses:
Property operating expenses	9,221	9,469	(248)	(2.6)%	10,339	9,630	709	7.4%
Real estate taxes	11,104	10,019	1,085	10.8%	12,450	10,276	2,174	21.2%

Net operating income	$51,523	$50,960	$563	1.1%	56,680	52,089	4,591	8.8%

Add:
Interest and other income					67	396	(329)	(83.1)%
Deduct:
Depreciation and amortization					21,867	19,103	2,764	14.5%
Interest					19,415	17,165	2,250	13.1%
General and administrative					5,664	6,310	(646)	(10.2)%

Income before net gains					$9,801	$9,907	$(106)	(1.1)%

The increase in rental revenue, including termination fees, for our Same Property Portfolio is primarily the result of a decrease in the provision for allowance for doubtful accounts of $0.5 million and an increase in minimum rent of $0.3 million. A lower provision was required for the three-month period ended June 30, 2004 as compared with the three-month period ended June 30, 2003 as a result of a decrease in large tenant bankruptcies and recoveries of amounts previously reserved. Minimum rent increased as a result of new leases and renewals of existing tenants at higher rental rates, and an increase in lease termination fees of $0.1 million. Although our weighted average occupancy on a same property basis decreased from 92.6% for the three-month period ended June 30, 2003 to 91.4% for the three-month period ended June 30, 2004, the new leasing activity offset any loss of income related to new vacancies and bankruptcies.

Percentage rent revenue remained relatively flat for our Same Property Portfolio primarily due to lower sales volume for leases with significant percentage rent provisions offset by the certainty of realization that certain tenant sales thresholds have been met.

Recoveries revenue increased for our Same Property Portfolio primarily due to an overall increase in real estate tax recovery income of $1.1 million offset by a decrease in property operating expense recovery income of $0.5 million. Real estate recovery income increased primarily as a result of an increase in real estate tax expense. Property operating expense recovery income decreased primarily as a result of a decrease in property operating expenses and lower recovery rates due to declines in occupancy.

Property operating expenses decreased primarily as a result of a $0.2 million decrease in cleaning expense, a $0.1 million decrease in insurance expense, and a $0.1 million decrease in snow removal expense, partially offset by a $0.1 million increase in maintenance and supervision and a $0.1 million increase in landscaping expense.

Real estate tax expense increased primarily as a result of increase valuations assessed for certain properties located in the Mid-West.

The decrease in interest and other income in the Total Portfolio is primarily due to interest income received in 2003 from amounts held in escrow.

Interest expense increased primarily as a result of an increase in indebtedness resulting from property acquisitions during the second half of 2003 and first half 2004 and the issuance of fixed rate unsecured indebtedness to replace variable rate indebtedness.

General and administrative expenses decreased primarily as a result of $1.3 million less severance costs primarily associated with the departure of a former senior officer in 2003. Excluding severance costs, our general and administrative expenses, consisting primarily of salaries, bonuses, employee benefits, insurance and other corporate-level expenses increased by $0.6 million during the second quarter of 2004. This increase resulted from higher salary and bonus expense due to a larger workforce, including the retention of two additional senior officers responsible for joint venture initiatives and as corporate counsel. In addition, offices expenses increased due to the Company's relocation of its corporate office and we incurred higher expenses associated with compliance with the Sarbanes-Oxley Act.

Liquidity and Capital Resources

At June 30, 2004, we had $69.1 million in available cash and cash equivalents. As a REIT, we are required to distribute at least 90% of our taxable income to our stockholders on an annual basis. Therefore, as a general matter, it is unlikely that we will have any substantial cash balances that could be used to meet our liquidity needs. Instead, these needs must be met from cash generated from operations and external sources of capital.

At June 30, 2004, we had $1.2 billion of indebtedness. This indebtedness had a weighted average interest rate of 6.23% with an average maturity of 5.1 years. As of June 30, 2004, our market capitalization was $2.5 billion, resulting in a debt-to-total market capitalization ratio of approximately 48.5%.

Short-Term Liquidity Requirements

Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures directly associated with our properties, including:

•
Recurring maintenance capital expenditures necessary to properly maintain our properties;

•
Interest expense and scheduled principal payments on outstanding indebtedness;

•
Capital expenditures incurred to facilitate the leasing of space at our properties, including tenant improvements and leasing commissions; and

•
Future distributions paid to our stockholders.

We incur maintenance capital expenditures at our properties, which include such expenses as parking lot improvements, roof repairs and replacements and other non-revenue enhancing capital expenditures. Maintenance capital expenditures were approximately $3.9 million, or $0.14 per square foot, for the six months ended June 30, 2004. We expect total maintenance capital expenditures to be approximately $4.6 million, or $0.17 per square foot, for the remainder of 2004. We also expect to incur revenue enhancing capital expenditures such as tenant improvements and leasing commissions in connection with the leasing and re-leasing of retail space.

We believe that we qualify and we intend to continue to qualify as a REIT under the Internal Revenue Code. As a REIT, we are allowed to reduce taxable income by all or a portion of our distributions paid to shareholders. We believe that our existing working capital and cash provided by operations will be sufficient to allow us to pay distributions necessary to enable us to continue to qualify as a REIT.

However, under some circumstances, we may be required to pay distributions in excess of cash available for those distributions in order to meet these distribution requirements, and we may need to borrow funds to pay distributions in the future.

Historically, we have satisfied our short-term liquidity requirements through our existing working capital and cash provided by our operations as well as with borrowings under the Company's line of credit facility. As of June 30, 2004 we had an outstanding balance on our line of credit facility of $191 million. We believe that our existing working capital and cash provided by operations should be sufficient to meet our short-term liquidity requirements. Cash flows provided by operating activities decreased to $53.9 million for the six months ended June 30, 2004 from $62.3 million for the six months ended June 30, 2003. The decrease in cash flows from operations is primarily attributable to the combined effect of an increase in accounts receivable and other assets and a decrease in accounts payable.

There are a number of factors that could adversely affect our cash flow. An economic downturn in one or more of our markets may impede the ability of our tenants to make lease payments and may impact our ability to renew leases or re-lease space as leases expire. In addition, an economic downturn or recession could also lead to an increase in tenant bankruptcies, increases in our overall vacancy rates or declines in rents we can charge to re-lease properties upon expiration of current leases. In all of these cases, our cash flow would be adversely affected.

As of June 30, 2004, the Company had 7 tenants operating under bankruptcy protection, the largest of which is Fleming Companies ("Fleming"). The leases directly impacted by these bankruptcy filings totaled approximately 0.7% of our annualized base rent for all leases in which tenants were in occupancy at June 30, 2004.

On April 1, 2003, Fleming filed for bankruptcy protection. As part of this bankruptcy, Fleming's motion to reject leases at three of our 13 Fleming store locations was allowed by the Bankruptcy Court on that date. The three rejected leases aggregated approximately 178,000 square feet and represented approximately 0.6% of total annualized base rent for all leases in which tenants were in occupancy on March 31, 2003.

In June 2003, leases at four of our store locations aggregating 234,000 square feet were assumed by Fleming and assigned to Roundy's, Inc., as part of Roundy's acquisition of Rainbow Foods. In December 2003, a fifth lease was assumed by Knowlan's Food. A motion is currently pending before the Bankruptcy Court to allow three leases to be assumed by Fleming and assigned to a third party independent grocer. This motion is expected to be granted in August 2004. The two remaining leases, aggregating 95,000 square feet were rejected on March 25, 2004. The sub-operator at one of these two locations entered into an agreement with us to remain in the premises until at least June 30, 2004. The sub-operator vacated the premises as of June 30, 2004. We are actively pursuing tenants to lease the five locations that have been rejected.

On January 22, 2002, Kmart Corporation filed for bankruptcy protection. At December 31, 2002, we leased space to Kmart at seven of our shopping centers. In addition, Kmart owns store locations at four of our shopping centers and subleases space from a third party tenant at one of our other locations. In connection with its bankruptcy reorganization, the bankruptcy court approved the rejection of leases at three of these twelve store locations on April 30, 2003. These store closings totaled approximately 290,000 square feet and represented approximately 0.7% of our total annualized base rent for all leases in which tenants were in occupancy at March 31, 2003. On May 5, 2003, Kmart emerged from bankruptcy with no other store closings or lease terminations.

As a result of our current and past bankrupt tenants, particularly of anchor tenants like Fleming and Kmart, the Company has experienced flat growth in same store net operating income. Any future bankruptcies of tenants in our portfolio, particularly major or anchor tenants, may have additional negative impact on our operating results and cash flows.

Long-Term Liquidity Requirements

Our long-term liquidity requirements consist primarily of funds necessary to pay for scheduled debt maturities, renovations, redevelopment, expansions and other non-recurring capital expenditures that are required periodically to our properties, and the costs associated with acquisitions of properties and third party developer joint venture opportunities that we pursue.

Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations, long-term property mortgage indebtedness, our credit facility, bridge financing, and through the issuance of additional debt and equity securities. We believe that these sources of capital will continue to be available to us in the future to fund our long-term liquidity requirements. We may also enter into joint ventures with institutional investors as an alternative source of capital. However, there are certain factors that may have a material adverse effect on our access to these capital sources.

Our ability to incur additional debt is dependent upon a number of factors, including our degree of leverage, the value of our unencumbered assets, our credit rating and borrowing restrictions imposed by existing lenders. Currently, we have a credit rating from three major rating agencies—Standard & Poor's, which has given us a rating of BBB-, Moody's Investor Service, which has given us a rating of Baa3, and Fitch Ratings, which has given us a rating of BBB-, all three have stated the outlook as stable. A downgrade in outlook or rating by a rating agency can occur at any time if the agency perceives adverse change in our financial condition, results of operations or ability to service our debt.

Based on our internal valuation of our properties, the estimated value of our properties exceeds the outstanding amount of mortgage debt encumbering those properties as of June 30, 2004. Therefore, at this time, we believe that additional funds could be obtained, either in the form of additional unsecured borrowings or mortgage debt. In addition, we believe that we could obtain additional financing without violating the financial covenants contained in our unsecured public notes.

Our ability to raise funds through the issuance of equity securities is dependent upon, among other things, general market conditions for REITs and market perceptions about us. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity markets may not be consistently available on terms that are attractive or at all.

Commitments

The following table summarizes our repayment obligations under our indebtedness outstanding as of June 30, 2004 (in thousands):

	2004 (1)	2005	2006	2007	2008	Thereafter	Total (2) (3)
Mortgage loans:
Miracle Hills Park	$3,552	—	—	—	—	—	$3,552
The Commons of Chancellor Park	12,177	—	—	—	—	—	12,177
Franklin Square	223	13,583	—	—	—	—	13,806
Williamson Square	172	10,833	—	—	—	—	11,005
Riverchase Village Shopping Center	158	9,764	—	—	—	—	9,922
Meridian Village Plaza	138	292	4,841	—	—	—	5,271
Spring Mall	56	120	8,021	—	—	—	8,197
Southport Centre	76	160	171	9,593	—	—	10,000
Longmeadow Commons	149	317	344	8,717	—	—	9,527
Innes Street Market	166	352	380	12,098	—	—	12,996
Southgate Shopping Center	51	110	119	2,166	—	—	2,446
Salem Consumer Square	221	455	504	558	8,778	—	10,516
St. Francis Plaza	89	191	207	225	243	—	955
Buckingham Place	28	63	69	74	79	5,054	5,367
County Line Plaza	94	205	222	240	256	16,002	17,019
Trinity Commons	78	171	185	200	214	13,776	14,624
8 shopping centers, cross collateralized	804	1,705	1,843	1,993	2,154	72,132	80,631
Montgomery Commons	34	79	86	94	100	7,437	7,830
Warminster Towne Center	115	260	283	307	329	18,657	19,951
Clocktower Place	55	121	132	144	154	12,009	12,615
545 Boylston St. and William J. McCarthy Bldg.	307	655	711	772	838	31,808	35,091
29 shopping centers, cross collateralized	1,160	2,520	2,728	2,955	3,147	224,115	236,625
Spradlin Farm	84	189	203	219	232	16,440	17,367
Berkshire Crossing	297	611	630	651	671	11,940	14,800
Grand Traverse Crossing	173	366	394	424	457	11,643	13,457
Salmon Run Plaza	150	319	349	381	417	3,192	4,808
Elk Park Center	140	297	321	346	374	6,906	8,384
Grand Traverse Crossing—Wal-Mart	79	165	179	193	208	4,415	5,239
Montgomery Towne Center	179	382	393	307	335	5,626	7,222
Bedford Grove—Wal-Mart	72	152	164	178	191	3,382	4,139
Berkshire Crossing—Home Depot/Wal-Mart	112	239	258	278	300	5,542	6,729

Total mortgage loans	$21,189	44,676	23,737	43,113	19,477	470,076	$622,268

Unsecured notes	100,000	—	1,490	—	100,000	200,000	401,490
Line of credit facility	—	191,000	—	—	—	—	191,000

Total indebtedness	$121,189	235,676	25,227	43,113	119,477	670,076	$1,214,758

(1)
Represents the period from July 1, 2004 through December 31, 2004.

(2)
The aggregate repayment amount for mortgage loans of $622,268 does not reflect the unamortized mortgage loan premiums of $10,428 related to the assumption of 11 mortgage loans with above-market contractual interest rates.

(3)
The aggregate repayment amount for unsecured loans of $401,490 does not reflect the unamortized original issue discount of $1,679 related to the April 2004 bond issuance.

The indebtedness described in the table above will require balloon payments, including approximately $115.6 million commencing in August 2004. It is likely that we will not have sufficient funds on hand to repay these balloon amounts at maturity. We generally refinance balloon payments through borrowings under our unsecured credit facility. We refinance borrowings under our unsecured credit facilty through unsecured private or public debt offerings, additional debt financings secured by individual properties or groups of properties, or additional equity offerings.

As of June 30, 2004, we have future contractual payment obligations relating to construction contracts, ground leases, and leases for the rental of office space as follows (in thousands):

	2004 (1)	2005	2006	2007	2008	Thereafter	Total
Construction contracts and tenant improvement obligations	$24,725	3,182	—	—	—	—	$27,907
Ground leases	401	802	802	802	859	37,417	41,083
Office leases	40	1,060	1,116	1,067	1,067	7,247	11,597

Total	$25,166	5,044	1,918	1,869	1,926	44,664	$80,587

(1)
Represents the period from July 1, 2004 through December 31, 2004

In addition to the contractual payment obligations included above, we have various existing utility and service contracts with vendors related to our property management. We enter into these contracts in the ordinary course of business, which vary based on usage and may extend beyond one year. These contracts are generally for one year or less and include terms that provide for termination with insignificant or no cancellation penalties.

During the second quarter of 2004, the Company entered into a joint venture agreement with a third party for the development and construction of a shopping center. Under the joint venture agreement, at any time subsequent to the second anniversary of the completion of the shopping center, which is estimated to occur in the fall of 2005, the Company may be required to purchase the third party's joint venture interest. The purchase price for this interest would be at the estimated fair market value. This contingent obligation is not reflected in the table above.

Line of Credit

On April 29, 2002, we entered into a three-year $350 million unsecured line of credit with a group of lenders and Fleet National Bank, as agent. Our two operating partnerships are the borrowers under the line of credit and we, and certain of our other subsidiaries, have guaranteed this line of credit. This line of credit is being used principally to fund growth opportunities and for working capital purposes. At June 30, 2004, $191 million was outstanding under the line of credit.

Our ability to borrow under this line of credit is subject to our ongoing compliance with a number of financial and other covenants. This line of credit, except under some circumstances, limits our ability to make distributions in excess of 90% of our annual funds from operations. In addition, this line of credit bears interest at either the lender's base rate or a floating rate based on a spread over LIBOR ranging from 80 basis points to 135 basis points, depending upon our debt rating. In addition, this line of credit has a facility fee based on the amount committed ranging from 15 to 25 basis points, depending upon our debt rating, and requires quarterly payments. The variable rate in effect at June 30, 2004, including the lender's margin of 105 basis points and borrowings outstanding at the base rate was 2.78%.

As of June 30, 2004, we were in compliance with all of the financial covenants under this line of credit. However, if our properties do not perform as expected, or if unexpected events occur that require us to borrow additional funds, compliance with these covenants may become difficult and may restrict our ability to pursue some business initiatives. In addition, these financial covenants may restrict our ability to pursue particular acquisition transactions, including for example, acquiring a portfolio of properties that is highly leveraged. These constraints on acquisitions could significantly impede our growth.

Debt Offerings

Heritage Notes

On April 1, 2004, the Company completed the issuance and sale of $200 million principal amount of unsecured 5.125% notes due April 15, 2014. These notes were issued pursuant to the terms of an indenture the Company entered into with LaSalle National Bank, as trustee. These notes may be redeemed at any time at our option, in whole or in part, at a redemption price equal to the sum of (1) the principal amount of the notes being redeemed plus accrued interest on the notes to the redemption date and (2) a make-whole amount, if any, with respect to the notes that is designed to provide yield maintenance protection to the holders of these notes.

These notes have been guaranteed by our two operating partnerships. We used all of the net proceeds of this $200 million unsecured debt offering to reduce the outstanding balance under our line of credit. The indenture contains various covenants, including covenants which restrict the amount of indebtedness that may be incurred by us and our subsidiaries. Specifically, for as long as these debt securities are outstanding:

•
Heritage is not permitted to incur additional indebtedness if the aggregate principal amount of all indebtedness of Heritage and its subsidiaries would be greater than 60% of the total assets, as defined, of Heritage and its subsidiaries.

•
Heritage is not permitted to incur any indebtedness if the ratio of Heritage's consolidated income available for debt service to the annual debt service charge for the four consecutive fiscal quarters most recently ended prior to the date the additional indebtedness is to be incurred would be less than 1.5:1 on a pro forma basis.

•
Heritage is not permitted to incur additional indebtedness if, after giving effect to any additional indebtedness, the total secured indebtedness of Heritage and its subsidiaries is greater than 40% of the total assets, as defined, of Heritage and its subsidiaries.

•
Heritage and its subsidiaries may not at any time own total unencumbered assets equal to less than 150% of the aggregate outstanding principal amount of unsecured indebtedness of Heritage and its subsidiaries.

Heritage was in compliance with all applicable covenants as of June 30, 2004.

In March 2004, in anticipation of completing an unsecured debt financing, we entered into forward starting interest rate swaps with a total notional amount of $192,450,000. The purpose of these forward swaps was to mitigate the risk of changes in interest rates prior to the pricing of our debt offering. These forward swaps terminated upon pricing of the debt offering and we received a payment from the counterparties of $1.185 million in connection with the termination of these swaps.

Bradley Notes

Prior to our acquisition of Bradley Real Estate, Inc. ("Bradley"), Bradley OP completed the sale of three series of senior, unsecured debt securities. These debt securities were issued pursuant to the terms of an indenture and three supplemental indentures entered into by Bradley OP with LaSalle National Bank, as trustee, beginning in 1997. The indenture and three supplemental indentures contain various covenants, including covenants which restrict the amount of indebtedness that may be incurred by Bradley OP and those of our subsidiaries which are owned directly or indirectly by Bradley OP. Specifically, for as long as these debt securities are outstanding:

•
Bradley OP is not permitted to incur additional indebtedness if the aggregate principal amount of all indebtedness of Bradley OP and its subsidiaries would be greater than 60% of the total assets, as defined, of Bradley OP and its subsidiaries.

•
Bradley OP is not permitted to incur any indebtedness if the ratio of Bradley OP's consolidated income available for debt service to the annual debt service charge for the four consecutive fiscal quarters most recently ended prior to the date the additional indebtedness is to be incurred would be less than 1.5:1 on a pro forma basis.

•
Bradley OP is not permitted to incur additional indebtedness if, after giving effect to any additional indebtedness, the total secured indebtedness of Bradley OP and its subsidiaries is greater than 40% of the total assets, as defined, of Bradley OP and its subsidiaries.

•
Bradley OP and its subsidiaries may not at any time own total unencumbered assets equal to less than 150% of the aggregate outstanding principal amount of unsecured indebtedness of Bradley OP and its subsidiaries.

For purposes of these covenants, any indebtedness incurred by Heritage, Heritage Property Investment Limited Partnership ("Heritage OP") or any of the Company's subsidiaries which are owned directly or indirectly by Heritage OP is not included as indebtedness of Bradley OP.

        Notes due 2004.    In November 1997, Bradley OP completed the offering of $100 million aggregate principal amount of its 7% Notes due 2004, or the 2004 Notes. The 2004 Notes bear interest at 7% per year and mature on November 15, 2004. The 2004 Notes may be redeemed at any time at the option of Bradley OP, in whole or in part, at a redemption price equal to the sum of (1) the principal amount of the 2004 Notes being redeemed plus accrued interest on the 2004 Notes to the redemption date and (2) a make-whole amount, if any, with respect to the 2004 Notes that is designed to provide yield maintenance protection to the holders of these notes.

        Notes due 2006.    In March 2000, Bradley OP completed the offering of $75 million aggregate principal amount of its 8.875% Notes due 2006, or the 2006 Notes. The 2006 Notes bear interest at 8.875% per year and mature on March 15, 2006. The 2006 Notes may be redeemed at any time at the option of Bradley OP, in whole or in part, at a redemption price equal to the sum of (1) the principal amount of the 2006 Notes being redeemed plus accrued interest on the 2006 Notes to the redemption date and (2) a make-whole amount, if any, with respect to the 2006 Notes that is designed to provide yield maintenance protection to the holders of these notes. In connection with the Bradley acquisition, we repurchased approximately $73.5 million of the 2006 Notes at a purchase price equal to the principal and accrued interest on the 2006 Notes as of the date of purchase, so that approximately $1.5 million of the 2006 Notes were outstanding as of June 30, 2004.

        Notes due 2008.    In January 1998, Bradley OP completed the offering of $100 million aggregate principal amount of its 7.2% Notes due 2008, or the 2008 Notes. The 2008 Notes bear interest at 7.2% per year and mature on January 15, 2008. The 2008 Notes may be redeemed at any time at the option of Bradley OP, in whole or in part, at a redemption price equal to the sum of (1) the principal amount of the 2008 Notes being redeemed plus accrued interest on the 2008 Notes to the redemption date and (2) a make-whole amount, if any, with respect to the 2008 Notes that is designed to provide yield maintenance protection to the holders of these notes.

Bradley OP was in compliance with all applicable covenants as of June 30, 2004.

Equity Offerings

In April 2002, we completed our initial public offering and sold 14,080,556 shares of our common stock at a price of $25.00 per share resulting in net proceeds to us of $323 million. We used the net proceeds of the IPO to repay outstanding indebtedness. In connection with our IPO, all shares of our Series A Cumulative Convertible Preferred Stock and redeemable equity then outstanding converted automatically into shares of our common stock on a one for one basis.

In December 2003, we completed a secondary public offering of our common stock and sold a total of 3,932,736 shares at a net price of $28.27 per share, resulting in net proceeds to us of $111 million. We used the net proceeds of this offering to repay outstanding indebtedness.

Funds From Operations

We calculate Funds from Operations in accordance with the best practices described in the April 2001 National Policy Bulletin of the National Association of Real Estate Investment Trusts, referred to as NAREIT, and NAREIT's 1995 White Paper on Funds from Operations, as supplemented in November 1999. The White Paper defines Funds From Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. We believe that Funds from Operations is helpful to investors as a measure of our performance as an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Our computation of Funds from Operations may, however, differ from the methodology for calculating funds from Operations utilized by other equity REITs and, therefore, may not be comparable to such other REITs.

The following table reflects the calculation of Funds from Operations (in thousands):

	Six months ended June 30,
	2004	2003
Net income	$23,093	$19,899
Add (deduct):
Depreciation and amortization (real-estate related)	42,883	37,928
Net gains on sales of real estate investments	(2,988)	(809)

Funds from Operations	$62,988	$57,018

	Three months ended June 30,
	2004	2003
Net income	$12,207	$8,679
Add (deduct):
Depreciation and amortization (real-estate related)	21,692	18,952
Net gains on sales of real estate investments	(2,988)	—

Funds from Operations	$30,911	$27,631

Related Party Transactions

The TJX Companies

In July 1999, Bernard Cammarata became a member of our board of directors. Mr. Cammarata is non-executive Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until June 1999. Annualized base rent from the TJX Companies represents approximately 5.2% of our total annualized base rent for all leases in which tenants were in occupancy at June 30, 2004. TJX pays us rent in accordance with 46 written leases at our properties.

Warrants

In connection with advisory services provided to us by Prudential Insurance Company of America, formerly our second largest stockholder, we previously issued to Prudential warrants to purchase 375,000 shares of our common stock at an exercise price of $25.00 per share. Effective February 7, 2003, we extended the exercise period of these warrants until April 29, 2007 and incurred a charge of $0.1 million. If not extended, 75,000 of these warrants would have expired on July 9, 2003 and the remaining warrants would have expired on September 18, 2004.

In March 2004, Prudential exercised all of its warrants in accordance with the cashless exercise provisions of its warrant agreement. We issued Prudential 68,166 shares of common stock in full settlement of the warrants. We did not incur any additional expense as a result of the exercise of the warrants.

Equity Offering

In December 2003, we completed a secondary public offering of our common stock and sold a total of 3,932,736 shares. Net Realty Holding Trust, our largest stockholder, exercised its contractual preemptive right and purchased 1,563,558, or approximately 40% of the shares we sold in the offering, on the same terms as third parties purchased shares.

131 Dartmouth Street Joint Venture and Lease

In November 1999, we entered into a joint venture with NETT for the acquisition and development of a 365,000 square foot commercial office building at 131 Dartmouth Street, Boston, Massachusetts. This joint venture is owned 94% by NETT and 6% by us. We were issued this interest as part of a management arrangement with the joint venture pursuant to which we manage the building. We have no ongoing capital contribution requirements with respect to this office building, which was completed in 2003. We account for our interest in this joint venture using the cost method and we have not expended any amounts on the office building through June 30, 2004.

In February 2004, we entered into an eleven-year lease with our joint venture with NETT for the lease of approximately 31,000 square feet of space at 131 Dartmouth Street and we moved our corporate headquarters to this space during the first quarter of 2004. Under the terms of this lease, which were negotiated on an arms-length basis, we begin paying rent to the joint venture in February 2005.

Boston Office Lease

In 1974, NETT and Net Realty Holding Trust entered into an agreement providing for the lease of 14,400 square feet of space in an office building at 535 Boylston Street to NETT for its Boston offices. Net Realty Holding Trust assigned this lease to us as part of our formation. The current term of this lease expires on June 30, 2005 and under this lease, NETT pays us $648,000 per year in minimum rent.

Contingencies

Legal and Other Claims

We are subject to legal and other claims incurred in the normal course of business. Based on our review and consultation with counsel of those matters known to exist, including those matters described on page 35, we do not believe that the ultimate outcome of these claims would materially affect our financial position or results of operations.

Non-Recourse Loan Guarantees

In connection with the Bradley acquisition, we entered into a special securities facility with Prudential Mortgage Capital Corporation ("PMCC") pursuant to which $244 million of collateralized mortgage-backed securities were issued by a trust created by PMCC. The trust consists of a single mortgage loan due from a subsidiary we created, Heritage SPE LLC, to which we contributed 29 of our properties. This loan is secured by all 29 properties we contributed to the borrower.

In connection with the securities financing with PMCC, we entered into several indemnification and guaranty agreements with PMCC under the terms of which we agreed to indemnify PMCC for various bad acts of Heritage SPE LLC and with respect to specified environmental liabilities with respect to the properties contributed by us to Heritage SPE LLC.

We also have agreed to indemnify other mortgage lenders for bad acts and environmental liabilities in connection with other mortgage loans that we have obtained.

Inflation

Inflation has had a minimal impact on the operating performance of our properties. However, many of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions include clauses enabling us to receive payment of additional rent calculated as a percentage of tenants' gross sales above pre-determined thresholds, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. These escalation clauses often are at fixed rent increases or indexed escalations (based on the consumer price index or other measures). Many of our leases are also for terms of less than ten years, which permits us to seek to increase rents to market rates upon renewal. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This reduces our exposure to increases in costs and operating expenses resulting from inflation.

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  Exhibit 99.1